Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

Option Care Announces Second Quarter Results; Revenues of $119
Million; Earnings Per Share of $0.16

BUFFALO GROVE, IL, August 9, 2005

Announces Acquisitions in California and Montana,
Two Joint Ventures with Health Systems

Option Care, Inc. (Nasdaq: OPTN) today reported results for the quarter ended June 30, 2005. Revenues were $119 million for the second quarter, a 21% increase compared to revenues of $99 million for the second quarter of 2004. Home infusion and specialty pharmacy services increased 27% and 16% respectively compared to the prior year period. Net income increased 15% for the second quarter to $5.4 million compared to $4.7 million for the second quarter of 2004. Diluted earnings per share were $0.16 for the quarter ended June 30, 2005, compared to $0.14 for the comparable period last year. Consistent with the company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the second quarter of 2005. The dividend is payable on September 2, 2005 to shareholders of record as of August 19, 2005.

For the six months ended June 30, 2005, revenue increased 19% to $240 million. Net income was $10.7 million, or $0.32 per diluted share, a 19% increase from the $9.0 million, or $0.28 per diluted share, in 2004.

Raj Rai, Option Care’s chief executive officer commented, “Our growth during the second quarter and progress on strategic initiatives was on track. During the second quarter, the IVIG market remained difficult with supply costs higher then anticipated. However, the combination of organic growth and accretive acquisitions has substantially offset the impact. This included acquisitions in California and Montana and, as previously announced, in Indiana, adding seven new locations to our national footprint. With our strong cash position and robust acquisition pipeline of franchises, regional providers and independents, we intend to complete additional transactions throughout the remainder of 2005.”

Rai continued, “On other strategic fronts, we are pleased to announce our intent to form joint ventures with two leading health systems in the Midwest and Northwest to provide home infusion and home health services. We have received mutual board approvals and are waiting for consents from their respective state authorities. Our relationships with these health systems will not only allow us to expand our range of services in those markets, but also enhance our ability to form strategic alliances with other health systems nationwide.”

Rai concluded, “Our accomplishments to date and future growth opportunities including acquisitions are a clear sign of our business strength. Despite the decline in the profitability from IVIG, we feel comfortable with our earnings guidance of $0.66 to $0.70 a share for 2005.”

Paul Mastrapa, chief financial officer, stated, “Our same store growth of 11% included 10% for specialty pharmacy services and 12% for home infusion and related healthcare services. Our growth continues to be generated from a wide range of therapies in our portfolio. In addition to the growth associated with our acquisition activities, we expect to see revenue growth from our joint ventures in the fourth quarter of 2005 and accretive to earnings in 2006.”

Mastrapa continued, “Overall gross profit for the second quarter was 29.3% compared to 29.4% for the prior year quarter. Infusion services gross profit was 43.1% for the second quarter compared to 43.6 % for the prior year, a decline due to an accounting adjustment on certain respiratory equipment as a result of a change in our estimate of useful life. This adjustment is expected to have no effect on profitability in future periods. Specialty pharmacy services gross profit declined to 15.2% for the second quarter compared to 17.2% for the quarter ended June 30, 2004, attributable to reduced gross profit for IVIG therapy. As previously discussed, during 2005 we have seen a substantial increase in IVIG product costs that has directly impacted our margins and profitability. While we continue to experience strong revenue growth from IVIG, its rising cost impacted earnings by ($0.03) per share for the second quarter compared to our expectations. For the remainder of 2005, we expect margins on IVIG to remain challenging with further deterioration possible due to continued supply constraints and conversion to a new liquid formulation from a major supplier that may result in higher acquisition costs. Overall, the higher mix of infusion revenue offset the reduction in IVIG margins to maintain overall gross profit at consistent levels compared to the prior year.”

Mastrapa concluded, “Other revenue was $4.2 million for the second quarter, an increase of $1.4 million as compared to the prior year primarily due to revenues for the termination of a franchise agreement. Selling, general and administrative expenses increased to 19.7% of revenues compared to 19.5% in the prior year period due to infrastructure investments to support our strategic initiatives. Our balance sheet remains very strong with positive cash flow from operations of $4.8 million for the quarter and $12.0 million year-to-date. We utilized $18.6 million during the second quarter and $25.7 million through the six months ending June 30, 2005 to fund acquisition activities and ended the second quarter with $80 million of cash and short term investments to fund future growth. Finally, days sales outstanding were 57 days at the end of the second quarter, a reduction of 4 days from the second quarter of last year and a 2 day increase from December 31, 2004 due to normal fluctuations in the timing of payments received from a large managed care contract.”

Second Quarter Conference Call

The Company will be hosting a conference call today, Tuesday, August 9, to review the financial results for the second quarter. Investors and other interested parties may access the call at 10:00 a.m. Eastern Time by dialing in at (800) 291-9234, participant passcode 23408168.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com. For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 56585053. The playback will be available until midnight on August 12, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices. The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

Financial tables follow

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Specialty pharmacy services	$67,600	$58,407	$142,497	$123,339
Infusion and related healthcare services	47,690	37,450	90,538	72,396
Other	4,201	2,794	7,211	6,065
Total revenue	119,491	98,651	240,246	201,800

Cost of revenue:
Cost of goods sold	71,750	58,997	147,442	122,805
Cost of services	12,781	10,616	24,581	21,260
Total cost of revenue	84,531	69,613	172,023	144,065

Gross profit	34,960	29,038	68,223	57,735

Selling, general and Administrative expenses	23,509	19,200	45,050	38,449
Provision for doubtful accounts	2,153	1,462	4,479	3,021
Depreciation and amortization	849	569	1,753	1,250

Total operating expenses	26,511	21,231	51,282	42,720

Operating income	8,449	7,807	16,941	15,015

Interest income (expense), net	194	34	150	35
Other expense, net	100	(12)	53	(79)

Income before income taxes	8,743	7,829	17,144	14,971
Income tax provision	3,334	3,128	6,450	5,985

Net income	$5,409	$4,701	$10,694	$8,986

Net income per share:
Basic	$0.17	$0.15	$0.33	$0.28

Diluted	$0.16	$0.14	$0.32	$0.28

Shares used in computing net income per common share:
Basic	32,559	31,923	32,332	31,782
Diluted	34,519	32,613	33,930	32,466

Dividends per share	$0.0200	$0.0133	$0.0333	$0.0133

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$80,458	$95,186
Accounts receivable, net	72,575	69,930
Inventory	12,615	13,191
Other current assets	11,197	8,557
Total current assets	176,845	186,864

Equipment and other fixed assets, net	16,267	13,709
Goodwill, net	85,289	65,356
Other assets	4,973	3,918
Total assets	$283,374	$269,847

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	16,786	21,819
Current portion of long-term debt	47	19
Other current liabilities	7,427	6,573
Total current liabilities	24,260	28,411

Long-term debt, excluding current portion	86,335	86,306
Other liabilities	9,245	8,567
Total liabilities	119,840	123,284

Total stockholders’ equity	163,534	146,563

Total liabilities and stockholders’ equity	$283,374	$269,847

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net Income	$5,409	$4,701	$10,694	$8,986

Non-cash expenses	3,809	2,752	7,501	5,515
Changes in assets and liabilities:
Accounts receivable	2,131	3,504	(3,066)	(1,205)
Other assets and liabilities	(6,570)	(4,323)	(3,172)	(1,436)

Net cash provided by operating activities	4,779	6,634	11,957	11,860

Cash flows from investing activities:
Sales of short-term investments, net of purchases	14,216	—	3,772	—
Payments for acquisitions	(18,660)	—	(25,742)	(1,090)
Net purchases of equipment and other	(3,169)	(1,613)	(4,158)	(2,588)

Net cash provided by investing activities	(7,613)	(1,613)	(26,128)	(3,678)

Cash flows from financing activities:
Proceeds from issuance of stock	769	1,568	4,466	2,403
Payment of cash dividends	(649)	(428)	(1,077)	(428)
Other financing activities	(30)	(23)	(174)	(1,331)

Net cash provided by financing activities	90	1,117	3,215	644

Net increase (decrease) in cash and cash equivalents	(2,744)	6,138	(10,956)	8,826

Cash and cash equivalents, beginning of period	11,604	6,649	19,816	3,961

Cash and cash equivalents, end of period	$8,860	$12,787	$8,860	$12,787